Exhibit 99.1

For Immediate Release

Contact:
Andrea Goodman	Dennis Walsh
Director of Communications	Vice President
Charles River Associates	Sharon Merrill Associates, Inc.
617-425-3333	617-542-5300

CHARLES RIVER ASSOCIATES (CRA) TREASURER AND CHIEF FINANCIAL OFFICER WAYNE MACKIE ANNOUNCES PLANS TO STEP DOWN; BOARD APPOINTS CHAD HOLMES AS SUCCESSOR

BOSTON, October 01, 2014 — The Board of Directors of Charles River Associates (NASDAQ: CRAI) today announced that Wayne D. Mackie has decided to step down from his positions as Executive Vice President, Chief Financial Officer, and Treasurer.  The Board has elected Global Leader of Corporate Development and Vice President Chad Holmes to succeed Mr. Mackie.  The transition will be effective as of November 10, 2014.

“During the past nine years, Wayne has been an invaluable leader and trusted advisor to our organization,” said CRA’s President and Chief Executive Officer Paul Maleh. “His financial insight and management perspective have been an important part of CRA, and he has made countless contributions to our business. I want to share my utmost thanks and gratitude for all that he has done. We will continue to benefit from his understanding of CRA’s financial operations on a full-time basis through fiscal 2014. Wayne will continue his employment with CRA in fiscal 2015 in a part-time advisory role. As he wraps up his involvement at CRA, Wayne plans to increase his participation on boards of other companies.”

Mr. Holmes, 41, joined the firm in 2004 as part of the InteCap, Inc. acquisition. Since joining CRA, he has played an integral role in various corporate development activities and has been a member of CRA’s senior management team since 2009. Mr. Holmes has led various growth-oriented initiatives, including practice and geographic expansions as well as talent acquisition, such as group hires and mergers and acquisitions. Mr. Holmes is also an experienced consultant in the areas of intellectual property and business valuation.

“Chad is a pragmatic leader with great insight about our business and industry,” added Maleh. “His promotion is well-earned and well-deserved. I look forward to continuing to work with Chad in advancing CRA’s mission of being the firm of choice for our clients’ most important litigation, regulatory, and strategic challenges and for our people who seek a fulfilling and exciting professional home.”

About Charles River Associates (CRA)
 Charles River Associates® is a global consulting firm specializing in litigation, regulatory, and financial consulting, and management consulting. CRA advises clients on economic and financial matters pertaining to litigation and regulatory proceedings, and guides corporations through critical business strategy and performance-related issues. Since 1965, clients have engaged CRA for its unique combination of functional expertise and industry knowledge, and for its objective solutions to complex problems. Headquartered in Boston, CRA has offices throughout the world. Detailed information about Charles River Associates, a registered trade name of CRA International, Inc., is available at http://www.crai.com.